                                                                Exhibit 10.14

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of February 26th, 1997, is made by and between Selfix, Inc., a Delaware corporation ("SELFIX"), Tamor corporation, a Massachusetts corporation (the "COMPANY"), Home Products International, Inc. ("HPI"), the parent corporation of Selfix, and Leonard
Tocci of Leominster, Massachusetts (the "EXECUTIVE"). Selfix and its affiliates (including any parent of Selfix), to the extent any of them are conducting the Business (as defined below) jointly with the Company or to the extent the Company is involved in any Business involving Selfix products which may be marketed or used by the Company are collectively referred to as "GREATER
TAMOR." In such case as Selfix and its subsidiaries are reorganized into a holding company structure, all references to Selfix in this Agreement shall also be construed to refer to Selfix's parent company.


                                   RECITALS:

        A. The company is engaged in the business of designing, manufacturing, importing, marketing and distributing bathware and houseware related products (the "BUSINESS").

        B. HPI, concurrently with the execution of this Agreement, is purchasing all the equity in the Company (the "ACQUISITION").

        C. Selfix desires for the Executive to continue his employment with the Company after the Acquisition, and the Executive is willing to continue such employment.

        D. Executive has had and will continue to have access to the Company's confidential and proprietary information and will have access in the future to confidential and proprietary information of Greater Tamor. In order to protect Greater Tamor from unfair competition by the Executive associated with his relationship with the Company, customers and his access to confidential and proprietary information, the Company and the Executive wish to set forth in this Agreement certain restrictive covenants to be adhered to by the Executive.

                                    CLAUSES:

        In consideration of the foregoing, as well as the mutual covenants and promises set forth herein, the parties agree as follows:

        1. EMPLOYMENT AND TERM. The Company hereby employs Executive to serve as the Chief Executive Officer of the Company and Executive hereby accepts such employment. Unless earlier terminated in accordance with this Agreement, the term of this Agreement will begin on the date of this Agreement ("EFFECTIVE DATE") and will continue for a period of three (3) years (the "INITIAL TERM"). Unless the Company or the Executive notifies the other party of its intention to terminate the Term of employment at least sixty days before the expiration of the Term, Executive's term of employment with the company shall thereafter be extended for a period of one year. Each one year extension shall be referred to as a "RENEWAL TERM". Executive and Selfix agree to negotiate Executive's employment arrangements following the

Initial Term at least six (6) months before the end of the Initial Term. The Executive's actual term of employment with the Company under this Agreement, inclusive of the Initial Term and any Renewal Term, or any shorter period, shall be referred to as the "TERM".

        2.      EMPLOYMENT DUTIES.

        2.1 TITLE/RESPONSIBILITIES. The Executive shall perform his duties as Chief Executive Officer of the Company, which duties shall include the normal and customary duties of such office and such other duties as may be assigned to him by Selfix's Chief Executive Officer (the "CEO") or the Board of Directors of Selfix (the "BOARD"). Executive shall oversee the day to day management of the Company, including but not limited to: (i) hiring and firing;
(ii) subject to the approval of the CEO, directing legal services for patent work; and (iii) implementing budget decisions relating to marketing, sales, pricing, product development, product sourcing, billing, and collection. The Executive shall report to the CEO and provide the CEO with periodic reports upon request. Executive shall be responsible for the preparation of an annual capital budget and an annual operating budget in accordance with regular budgeting procedures of Selfix, which budgets shall be subject to the approval of the CEO and the Board. Executive shall at all times discharge his duties in consultation with and subject to the general direction and control of the CEO.

        2.2 FULL TIME AND ATTENTION. Executive shall devote his exclusive and full time attention, energy and skills to the performance of his duties as Chief Executive Officer of the Company, but nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs, provided that such activities do not interfere with the performance of his duties or responsibilities under this Agreement.

        2.3 OFFICE LOCATION. Executive shall be located in the Leominster, Massachusetts metropolitan area, unless he otherwise consents.

        3.      COMPENSATION.

        3.1 BASE SALARY. During the Initial Term, Executive shall receive an annual base salary ("BASE SALARY") of Three Hundred Thousand Dollars ($300,000), payable in accordance with the Company's payroll practices for executive employees (reduced solely by all applicable payroll and withholding taxes and other legal garnishments). The CEO shall undertake periodic performance reviews of Executive and the CEO may, with appropriate Board approval, adjust Base Salary to reflect Executive's performance and/or the financial position of the Company, provided, however, the Base Salary shall not be less than Three Hundred Thousand Dollars ($300.000).

        3.2 BONUS. In addition to the Base Salary, Executive shall receive discretionary annual incentive compensation to be determined by the CEO, with appropriate approval of the Board. Such determination shall be reached using the substantially similar method, formula and analysis utilized by the Board with respect to determining the discretionary annual incentive compensation of the CEO, consistent with past practices.

        4. EXPENSE ALLOWANCES AND FRINGE BENEFITS.

        4.1 VACATION. Executive shall be entitled to vacation in accordance with the Company's vacation policy for senior executives which policy shall be substantially similar to that of Selfix for its executives.

        4.2 EMPLOYMENT BENEFIT PLANS. Executive will be entitled to participate in the employee and executive benefit plans the Company now or hereafter makes available to executives and/or other salaried employees, including, without limitation, retirement plans, group life insurance, hospitalization, surgical and major medical, vacations and holidays and other fringe benefits, in accordance with the terms of such plans, if applicable, and subject to eligibility and vesting requirements in effect from time to time, provided however, that nothing herein shall require the Company to create or continue any such plan or benefit. It is intended that all such benefits and plans be substantially similar to benefits and plans made available to Selfix executives.

        4.3 BUSINESS/AUTOMOBILE EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable and proper expenses incurred by him in executing his duties for the Company. Reimbursement shall be conditioned upon Executive's compliance with all policies adopted by the Company regarding expense reimbursement including, without limitation, policies regarding the documentation and timely submission of such expenses. At his option, Executive may during the Term either have the use of a Company automobile or a $500 per month automobile allowance (exclusive of any reimbursement for costs of operating and maintaining the automobile).

        5. TERMINATION.

        5.1 DEATH. In the event of the death of the Executive during the Term of this Agreement, this Agreement shall terminate in its entirety, provided, however, that all amounts which accrued to Executive prior to the date of his death shall be paid to his estate in accordance with the Company's standard payroll practice.

        5.2 DISABILITY. In the event the Executive becomes "Disabled" (defined below) for a period of 90 consecutive days, or for 120 days (irrespective of whether such days are consecutive) during any six-month period, the Company may, at its option, terminate the Executive's employment. Such option shall be exercised by the Company giving notice to Executive of its intention to terminate Executive's employment, to be effective on the date set forth in the notice, which in no event shall be less than 30 days after the date of the notice.

        For purposes of this Agreement, Executive shall be deemed to have become "Disabled" if,

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
because of physical or mental disability or drug or alcohol dependency or abuse he shall have been unable to perform his duties hereunder. So long as this Agreement is in effect and during any such period in which he is Disabled, Executive shall be entitled to all compensation, benefits, rights and entitlement under the Agreement. Compensation shall, however, be reduced by any amount paid to Executive by any long-term disability insurance policy or coverage provided by the Company or for which the Company paid the premiums, if applicable.

        5.3 TERMINATION BY THE COMPANY FOR CAUSE. The Company shall have the option of terminating Executive's employment immediately for "Cause" (as defined below). The term "Cause", as used herein, shall mean (a) dishonesty, fraud, embezzlement, theft, conviction of a felony or any crime involving moral turpitude, (b) gross dereliction or gross neglect of duties hereunder, or a material breach of Sections 8 or 9 of this Agreement, (c) willful refusal to perform the duties hereunder, or (d) willful misconduct materially and demonstrably injurious to Selfix or the Company.

        5.4 VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement prior to the end of the Term upon ninety (90) days prior written notice to the Company, in which the event the Company shall be obligated only to pay him his total remuneration and other applicable benefits described in Sections 3.1 and 4 up to the date of termination set forth in a notice of termination given to the Company.

        5.5 TERMINATION IN THE EVENT OF FILING UNDER CHAPTER 7. In the event that the Company or Selfix files a petition for liquidation under Title 7 of the Bankruptcy Code, or has a petition for liquidation under such title filed involuntarily against it, then Executive shall be released from all obligations under this Agreement. In addition, if the Company is in Chapter 11 reorganization, Executive shall be released from all obligations under the Agreement if his compensation benefits under the plan of reorganization is not equivalent to his compensation and benefits under this Agreement.

        6. CHANGE OF CONTROL.

        6.1 DEFINITIONS. For purposes of this Agreement, a "Change of Control" shall have occurred if any person or group (as defined in Section 13(d) of the Security Act of 1934) other than the Ragir family or their affiliates (including, without limitation, trusts for their benefit or private foundations established by them) or Selfix's parent (by virtue of a corporate reorganization) becomes the beneficial owner of shares of stock in Selfix representing fifty percent (50%) or more of the total number of voting shares that may be cast for the election of directors of Selfix.

        6.2 TERMINATION FOLLOWING CHANGE OF CONTROL. In the event Executive's active full-time employment with the Company terminates within one hundred eighty (180) days after a Change of Control, either voluntarily or involuntarily, whether by the Company or Executive:

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               (i) The Company shall pay Executive on the date of such
        termination an amount equal to one hundred percent (100%) of Executive's yearly Base Salary then in effect; and

               (ii) All stock options granted by the Company to Executive under
        Section 7 below shall become immediately vested and exercisable in accordance with their terms.

To the extent that the Board votes to adopt any policies with respect to so-called "golden parachutes" for senior executives, Executive shall have be included under any such policies.

        6.3 NO DUPLICATION. Notwithstanding anything to the contrary, if the Executive first becomes entitled to payment pursuant to Section 6.2 above, such payment shall be in lieu of all other payments he would have been entitled to pursuant to this Agreement.

        7. STOCK OPTIONS

        7.1 GRANT. Subject to the conditions identified in Section 7.2 below, HPI grants the Executive, pursuant to its Stock Option Plan, the following options to purchase common stock of HPI, at the following strike price (collectively the "Stock Options"): Fifty Thousand (50,000) shares of HPI's common stock with a strike price of Four and Three-Eighths Dollars ($4 3/8) per share. The Stock Options will not begin to vest and the Executive may not exercise any of the Stock Options until twelve (12) months from the Effective Date. However, as of the date of the expiration of such twelve (12) month period, and on the same day of each of the following two years, the Stock Options shall vest and become exercisable on a prorata basis, so that the Executive is vested and is entitled to exercise one-third (1/3) of each of the Stock Options on each such date. If not exercised prior thereto, the Stock Options shall expire in their entirety on December 31, 2003. If a Change of Control occurs during the Term, then all of the Stock Options shall vest immediately and become immediately exercisable, irrespective of whether any of the aforesaid Stock Option periods have matured.

        7.2 TERMINATION OF EMPLOYMENT. (a) Upon the Executive's death, the Executive's estate, personal representative or executor shall have the option to exercise that number of vested options eligible for exercise pursuant to
Section 7.1 as of the date of the Executive's death. Such option must be exercised within 90 days of the appointment of an executor or personal representative of Executive's estate: (b) Except for those Stock Options which are exercisable on an accelerated basis following the occurrence of a Change of Control, if the Executive's employment is terminated other than for Cause, then any Stock Options which are vested as of the date of the termination of employment, shall be exercisable by the Executive within 90 days of the termination of employment; (c) Except as specifically provided in this Section 7.2, upon termination of the Executive's employment any unvested Stock Options shall terminate in their entirety and be of no further force or effect. If the Executive's employment is terminated or Cause, he will forfeit all Stock Options, whether or not vested.


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        7.3 NON-ASSIGNABILITY. The Stock Options and related rights set forth in this Agreement are personal to the Executive. The Executive therefore may not assign, pledge, alienate, devise or in any other manner transfer (voluntarily or involuntarily) all or any part of the Stock Options. The Executive's attempt to do so shall be void ab initio, and shall be without legal, beneficial or other effect and shall result in the complete termination of all Stock Options of the Executive as well as the Executive's right to exercise the same under this Agreement.

        8. RESTRICTIVE COVENANTS

        8.1 ACKNOWLEDGMENTS. Executive acknowledges that: (i) during the course of his association and employment with the Company, and due to his position, from time to time, as the Chief Executive Officer of the Company, he will be in contact with suppliers and customers of the Company and will have access to Greater Tamor's respective confidential and proprietary information including without limitation, its properties, research and development, accounts, books and records, sales, know-how, software, technology, inventions, techniques, profits, products, customer lists, requirements, suppliers, cost data, memoranda, devices, processes, methods, procedures, formulas, prices, pricing and other corporate activities, whether or not in written form or marked "Confidential", whether developed by Executive or others, which relate to the business operations, research and development, engineering, products or activities of the Company or Greater Tamor (collectively "Confidential Information"); (ii) the Confidential Information constitutes trade secrets of Greater Tamor, within the meaning of the applicable state trade secrets laws;
(iii) all documents, electronic, magnetic or other media and information which concern the Confidential Information are highly confidential and also constitute trade secrets as identified above; (iv) Greater Tamor has invested and will continue to invest considerable sums of money to obtain and maintain its Confidential Information; (v) Greater Tamor derives substantial economic benefit due to the confidentiality of its Confidential Information and inventions; (vi) Greater Tamor's competitors would obtain unfair economic and competitive advantages of its Confidential Information or inventions were divulged; (vii) Greater Tamor has instituted procedures to maintain the confidentiality of its Confidential Information; and (viii) the Confidential Information constitutes a highly significant factor in Greater Tamor's ability to conduct its businesses profitably. The term "Confidential Information," with respect to the Executive, shall include only that Confidential Information of which the Executive has or should have knowledge.

8.2 NONDISCLOSURE. Recognizing that the disclosure or improper use of Confidential Information will cause serious and irreparable injury to Greater Tamor, Executive agrees that he will not at any time, before or for five (5) years after the termination of his employment, directly or indirectly: (i) disclose, divulge, alienate, transfer assign or sell Confidential Information to any third party or otherwise use Confidential Information (not otherwise excluded below) for his own benefit or the benefit of others unless previously authorized, in writing, by Selfix to do so; (ii) attack, take any action or fail to take any action which could vitiate any of Greater Tamor's rights, titles or interests in any of its trade secrets, Confidential Information, inventions or "Assigned Intellectual Property" (as defined in Section 9.1 below); or (iii) disassemble or reverse engineer


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any of the Confidential Information, inventions or Assigned Intellectual
Property for himself or others.

        8.3 NONSOLICITIATION. In order to protect the secrecy of the Confidential Information and the goodwill associated with Greater Tamor's relationship with its customers, the Executive covenants and agrees that, during the Term and for a period of five (5) years following the termination of his employment for any reason whatsoever, he will not, directly or indirectly, through one or more intermediaries or affiliates or otherwise:

                (i) solicit anyone who was a customer of Greater Tamor during the term of Executive's employment with the Company with respect to business which competes with the Business as it is then being conducted;

                (ii) solicit any prospective customer of Greater Tamor with whom Executive has contact during his employment with the Company during the preceding twelve (12) months with respect to business which competes with the Business as it is then being conducted; and/or

                (iii) divert, take away, solicit or seek to induce employment of any the employees of Greater Tamor or its Affiliates.

        8.4 NON-COMPETITION. Executive, as part of the Acquisition and in further consideration for his future employment with the Company, has entered into a Non-Competition Agreement with Greater Tamor as of the same date as this Agreement.

        8.5 ENFORCEMENT OF COVENANTS. The parties have attempted to limit Executive's rights to compete only to the extent necessary to protect Greater Tamor from unfair competition. If, however, the restrictive covenants contained in this Agreement are held to be unenforceable at any time, the parties specifically direct the court, arbitrator or other trier of fact to modify and enforce said covenants to the extent that it believes is reasonable under the circumstances existing at that time, rather than deleting or rendering unenforceable such restriction(s).

        9.      PROPERTY; INVENTIONS

        9.1 ASSIGNMENT. Executive agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements which are conceived, developed or otherwise made by him alone or jointly with others during the Initial Term or any Renewal Term (collectively, "INVENTIONS"), shall be the sole property of the Company. Executive therefore grants, conveys, transfers, alienates and assigns exclusively to the Company, for and throughout the world, in and for all languages (including but not limited to computer languages and human languages, whether now existing or subsequently developed during the Term) all rights, titles and interests (legal, equitable, use or otherwise) which Executive has, may have in the future or may have the right to claim now or in the future acquired during the



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Term (but not to exceed the Term plus a period of five (5) years after termination of his employment), in all Inventions and related copyrights, patents, trademarks, trade names and servicemarks (whether or not registered, including all associated applications therefor and the right to file and register the same in the Company's or any other name), modifications, improvements, derivative works and/or other work which Executive conceives solely or jointly with others (collectively the "ASSIGNED INTELLECTUAL PROPERTY") which; (i) are related to any trade secrets, Confidential Information or other proprietary materials of the Companies; (ii) are predicated upon or relate to work Executive performs for Greater Tamor (whether or not done during normal working hours); or (iii) Executive develops based on materials, equipment, facilities or information Greater Tamor. The foregoing assignment by Executive is under any and all foreign or domestic, federal, state or local copyright, trade secret, intellectual property, patent or other laws, is intended to be all inclusive and without reservation, and specifically includes the right to sue for and collect and retain all damages associated with past, present or future infringements of any or all of the Assigned Intellectual Property.

        9.2 NO RETAINED RIGHTS. Executive's assignment of the Assigned Intellectual Property to the Company under this Agreement constitutes a complete, absolute and exclusive transfer of all rights (legal, equitable, use and otherwise) in the Assigned Intellectual Property. The Executive does not reserve or retain any right, title or interest in any Assigned Intellectual Property or any trade secrets, Confidential Information or related information which concerns any Assigned Intellectual Property. Executive acknowledges and agrees that the Assigned Intellectual Property constitutes the sole, exclusive and confidential property of the Company. Executive shall disclose to the Company, in full, accurate detail and in writing, all Inventions, derivative works, improvements and/or developments (whether or not patentable, copyrightable or otherwise protectable under law) which Executive makes or assists in making either during the course of his employment with the Company or that in any way concern, relate to or are based upon the Confidential Information, Assigned Intellectual Property or any other trade secrets of Greater Tamor, and acknowledges that the same constitutes the Greater Tamor's sole property.

        9.3 DUTY TO ASSIST. If at any time (during or after the Term) Greater Tamor deems it necessary or appropriate, the Executive shall execute and deliver any and all instruments and documents and shall provide such assistance (including testifying in court or other judicial or administrative proceeding) which Greater Tamor believes are reasonably necessary either to evidence or register the assignment of rights made by the Executive in this Agreement, or to apply for, obtain, register or enforce any copyright, patent or trademark or otherwise protect or enforce Greater Tamor's interests therein, provided, however, Executive shall not be required to warrant any intellectual property or the value of Greater Tamor's interest therein. If assistance as described in this Section is required of Executive after the Executive is no longer employed by the Company, the Company shall reimburse Executive for reasonable expenses associated with such assistance.

        9.4 RETURN OF MATERIALS. If Executive ceases to be employed by the Company, or at any other time upon request of Greater Tamor, he shall promptly return to Greater Tamor any


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
records, disks, programs, software, agreements, books of account, corporate memoranda, customer lists or other property which constitute or in any way relate to Confidential Information or otherwise belong to Greater Tamor or its customers. The Executive will not retain copies of the foregoing items (in hard copy or electronically stored).

        10.     REMEDIES

        Executive understands and agrees that his breach of any of the provisions of Sections 8 or 9 will cause irreparable and continuing damage to Greater Tamor, that Greater Tamor would not have any adequate remedy at law for the material breach by Executive of any one or more of the covenants set forth in this Agreement and that, in the event of any such material breach, in addition to the other remedies which may be available. Selfix or the Company may obtain an injunction, or other equitable relief, with bond, to enjoin Executive from the breach of such covenants, including but not limited to the right to obtain an immediate temporary restraining order. If Selfix or the Company institutes legal action for injunctive or other relief as a result of Executive's violation or breach of any of the provisions of Sections 8 or 9, the parties agree, upon request of either party, to jointly ask the court to have the matter then before such court order that the matter be submitted for determination by arbitration in accordance with the commercial rules of the American Arbitration Association to be conducted in Boston, Massachusetts. The remedies described in this Section are in addition to, and not to the exclusion of, any other damages Selfix or the Company may be able to prove. The Executive agrees to indemnify and reimburse Greater Tamor for any and all costs, expenses (including but not limited to attorney's fees), losses and damages paid or incurred as a result of or arising from the Executive's breach of Sections 8 or 9 of this Agreement, but only to the extent that Greater Tamor prevails in any enforcement action taken against Executive in accordance with this Section.

        11.     GENERAL PROVISIONS

        11.1 GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement and the rights of the parties thereunder shall be interpreted and enforced under Massachusetts law without reference to principles of conflicts of laws.

        11.2 ASSIGNMENT; SUCCESSORS; BINDING AGREEMENT. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof and may not delegate his duties hereunder. This Agreement shall be binding on and inure to the benefit of Greater Tamor's successors and assigns; provided, however that the Executive hereby releases Greater Tamor from any acts by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) in breach or contravention of this Agreement. Subject to the limitations imposed by Section 5, this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributee, devises and legatees.

        11.3 NO WAIVER OR FORBEARANCE OF BREACH. The waiver by any party of the breach of

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any provision of this Agreement shall not be deemed to be a waiver of any subsequent breach. Forbearance of any breach of this Agreement shall not constitute acceptance or approval of that breach or of any future breach, nor shall it prejudice Great Tamor's right to action in response to any breach.

        11.4 NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement, shall be provided by all parties of this Agreement in writing: by (I) actual delivery of the notice into the hands of the party entitled to receive it, (ii) by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given two (2) days following on the date of its mailing; (iii) by Federal Express or other overnight carrier, in which case the notice shall be deemed to be given on the day following delivery into the hands of such carrier; or (iv) by facsimile, in which case notice shall be deemed given on the day sent. Each such notice shall be addressed as follows:

        If to Selfix                    If to the Executive
        ------------------              -------------------

        Selfix, Inc.                    Leonard Tocci
        Attn: Chief Executive Officer   c/o Tamor Plastics Corp.
        4501 W. 47th Street              P.O. Box 1186
        Chicago, IL 60632               Leominster, MA 01453
        Fax: (773) 890-0523             Fax: (508) 534-6772

        With a copy to:                 With a copy to:

        Much Shelist Freed Denenberg    Roncone Law Offices
        Ament Bell & Rubenstein, P.C.   Attn: John Roncone
        Attn: Jeffrey C. Rubenstein     142 Main Street
        200 North LaSalle Street        Leominster, MA 01453
        Chicago, IL 60601-1095          Fax: (508) 840-6000
        Fax: (312) 621-1750

        11.5 MODIFICATION; WAIVER; ENTIRE AGREEMENT. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and the CEO. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

        11.6    VALIDITY.   The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall

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
remain in full force and effect.

        11.7 CONTROLLING DOCUMENT. This Agreement supersedes and replaces any prior employment agreements between the Company and the Executive.

        11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.9 GUARANTY. Provided Executive is not in default under this Agreement, HPI guarantees to Executive the prompt performance of this Agreement.

        11.10 INDEMNIFICATION/DIRECTORS AND OFFICERS INSURANCE. The Company shall indemnify the Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company. The Company shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other Officers and Directors of the Company against lawsuits. The Company shall pay for all expenses including attorney's fees, actually and necessarily incurred by the Executive in connection with the defense of such act, suit or proceeding covered by this indemnification and in connection with any related appeal, including the cost of court settlements.

SELFIX, INC.                                  TAMOR CORPORATION,


By:  /s/ James D. Tennant                     By: /s/Richard M. Tocci
     -------------------------                    ----------------------------
Its: Chairman and CEO                         It: Treasurer
     -------------------------                    ----------------------------

/s/ Leonard J. Tocci                          HOME PRODUCTS INTERNATIONAL, INC.
------------------------------
Leonard J. Tocci,Individually

                                              By:  James D. Tennant
                                                   -----------------------------
                                              Its: Chairman and CEO
                                                   -----------------------------

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                           NON-COMPETITION AGREEMENT

        THIS AGREEMENT is made as of the 27th day of February, 1997, by and among SELFIX, INC., a Delaware corporation with its principal place of business at 4501 W. 47th Street, Chicago, Illinois 60632 ("SELFIX"), TAMOR PLASTICS CORP., a Massachusetts corporation ("TAMOR") and LEONARD J. TOCCI, now residing at Leominster Mass ("LEONARD").

                                    RECITALS

        A. Selfix is engaged in the business of manufacturing and distributing housewares, bathwares, storage products and systems, children's products and other items.

        B. Tamor is also engaged in the business of manufacturing and distributing housewares, bathwares and storage products.

        C. Housewares Sales, Inc. ("HOUSEWARES"), a Massachusetts corporation, is engaged in the business of marketing and selling housewares, bathwares and storage products, which products are primarily manufactured by Tamor. Housewares is owned by Leonard and his family.

        D. The business of Tamor and Housewares, together with any business conducted jointly by Tamor, Housewares and/or Selfix in which Leonard may be involved during his employment by Tamor (as described below), and any business involving Selfix products which may be marketed or used by Tamor shall be referred to as the "BUSINESS".

        E. Simultaneous with the execution of this Agreement, Selfix is purchasing all of the equity of Tamor and is merging Housewares with and into Selfix (collectively the "TRANSACTIONS").

        F. Leonard is presently employed as the Chairman and Chief Executive Officer of Tamor and President of Housewares. In light of Leonard's experience in managing and expanding the business of Tamor and creating its products, Selfix desires that Tamor continue to employ Leonard in the same capacity as he is presently employed.

        G. In recognition of the acknowledged importance and sensitivity of the confidential information to which Leonard has access and the legitimate need of Tamor to protect and enjoy its goodwill and customer relationships, Selfix was not willing to consummate the Transactions without the protection against unfair competition this Agreement affords.

        H. Leonard has agreed that during the term of his employment and following his termination of employment with Tamor (or Selfix or any affiliated entity conducting or operating the Business) for any reason, with or without cause, he will not engage in any business which competes with the Business pursuant to the terms of this Agreement.

                                    CLAUSES

        1. NOW, THEREFORE, in consideration of the premises and the following covenants and agreements, the parties agree as follows:

            ACKNOWLEDGEMENTS. Leonard acknowledges and agrees that: (i) he has been an officer, director, shareholder and an employee of Tamor and Housewares for a number of years; (ii) the past and future services rendered, or to be rendered, by Leonard to Tamor and Housewares were and are of extraordinary merit and constitute a necessary and valuable contribution to the general growth and development of Tamor; (iii) during the course of his employment with and relationship to Tamor and Housewares, he has and may acquire special knowledge of their relationships and business techniques, internal business organization, financial data, marketing plans, intellectual property and other proprietary matters; and (iv) Selfix would not be willing to consummate the Transactions without the protection against unfair competition this Agreement affords.

        2. RESTRICTIONS ON COMPETITION. During the term of his employment with Tamor (or Selfix or any affiliate of Selfix conducting or operating the Business, any such entity, together with Tamor is referred to as "Greater Tamor"), and for a period of five (5) years following the termination of Leonard's employment with Tamor, for any reason (the "RESTRICTIVE PERIOD"), Leonard shall not directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership (except for minor ownership in a public company), management, operation, or control of any business (i) which is located within any state or country in which Greater Tamor does business, and (ii) which competes with the Business or Greater Tamor. Leonard agrees that his breach of any of the covenants contained in this Section 2 will result in irreparable harm and continuing damages to Greater Tamor and the Business and that Greater Tamor's remedy at law for any such breach or threatened breach will be inadequate and, accordingly, in addition to such other remedies as may be available to Greater Tamor at law in equity in such event, any court of competent jurisdiction may issue a decree of specific performance and a temporary or permanent injunction, with bond, enjoining and restricting the breach, or threatened breach, of any such covenant. If Greater Tamor institute legal action for injunctive or other relief as a result of Leonard's violation or breach of any restrictive covenants in Section 2 of this Agreement, the parties agree, upon request of either party, to jointly ask the relevant court of competent jurisdiction to have the matter then before such court order that the matter be submitted for determination by arbitration in accordance with the commercial rules of the American Arbitration Association to be conducted in Boston, Massachusetts. Furthermore, Greater Tamor may seek any and all other remedies to which it may be entitled.

        3. NON-SOLICITATION. During the Restrictive Period, Leonard will not, directly or indirectly, through one or more intermediaries or affiliates or otherwise:

                     (i)     solicit anyone who was a customer of
             Greater Tamor during the term of Leonard's employment with Greater Tamor with respect to business which competes with the Business as it is then being conducted;

                     (ii)    solicit any prospective customer of
             Greater Tamor with whom Leonard has contact during his employment with Greater Tamor during the preceding twelve (12) months with respect to business which competes with the Business as it is then being conducted; and/or

                     (iii) divert, take away, solicit or seek to induce employment of any of the employees of Greater
             Tamor.

        4. CONSIDERATION. In consideration of Leonard's agreement to not compete as set forth in this Agreement, Selfix agrees to pay or cause Tamor to pay to Leonard the sum of Fifty Thousand Dollars ($50,000.00) at the closing of the Transactions.

        5. UNENFORCEABLE PROVISION. If any court of competent jurisdiction shall determine that any of the restrictions contained in Section 2 or 3 hereof are unreasonable, invalid or unenforceable, it is the intention of the parties that the restrictive covenant shall not be terminated or invalidated, but shall be deemed amended to the extent required to render it reasonable, valid or enforceable, such amendment to apply only with respect to the operation of
Section 2 or 3 hereof in the jurisdiction of the court which has made such adjudication.

        6. SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it has never contained such invalid, illegal or unenforceable provision.

        7. ATTORNEY'S FEES AND COSTS. In any dispute under this Agreement brought before a court of competent jurisdiction, the prevailing party shall pay to the non-prevailing party the reasonable attorney's fee and costs incurred by such party.

        8. NO ASSIGNMENT. Leonard shall not have the right to assign this Agreement or any of his rights or obligations hereunder to another party or parties without the written consent of Selfix. Selfix may assign this Agreement and any of its rights or obligations hereunder to any of its affiliates or successor entities as part of any reorganization or as part of the sale or transfer of assets (by merger or otherwise) to which this Agreement pertains.

        9. APPLICABLE LAW. The laws of the Commonwealth of Massachusetts shall govern the interpretation of this Agreement, irrespective of the fact that one or more of the parties now or may become a resident of a different jurisdiction.

        10. NO WAIVER. No waiver by Greater Tamor of Leonard's breach of any covenant or obligation hereof shall be considered to be a continuing waiver of any such covenant or provision, or a waiver of any other or future breach thereof.

        11. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement, shall be provided by all parties of this Agreement in writing: by (i) actual delivery of the notice into the hands of the party entitled to receive it, (ii) by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given two (2) days following on the date of its mailing; (iii) by Federal Express or other overnight carrier, in which case the notice shall be deemed to be given on the day following delivery into the hands of such carrier; or (iv) by facsimile, in which case notice shall be deemed given on the day sent. Each such notice shall be addressed as follows:


        If to Selfix or Tamor:                  If to Leonard:

        Selfix, Inc.                            Leonard J. Tocci
        Attention: James D. Tennant             c/o Tamor Plastics Corp.
        4501 W. 47th Street                     106 Carter Street
        Chicago, IL 60632                       Leominster, MA 01453

        With a copy to:                         With a copy to:

        Much Shelist Freed Denenberg            Bodanza & Bodanza
          Ament Bell & Rubenstein, P.C.         Attn: Mark C. Bodanza
        Attn: Jeffrey C. Rubenstein             36 School Street
        200 North LaSalle Street                Leominster, MA 01453
        Suite 2100
        Chicago, IL 60601-1095
        Fax: (312) 621-1750


        12. TERMINATION IN THE EVENT OF FILING UNDER CHAPTER 7. In the event that Selfix, the Company or the parent of Selfix files a petition for liquidation under Title 7 of the Bankruptcy Code, or has a petition for liquidation under such title filed involuntarily against it, then Leonard shall be released from all obligations under this Agreement.

        13. COMPLETE UNDERSTANDING. This Agreement contains all of the agreements and understandings between the parties hereto with respect to the restrictive covenant, and no oral agreements or written correspondence shall be held to affect the provisions hereof. All subsequent changes and modifications, to be valid, shall be by written instrument executed by Tamor, Selfix and Leonard.

LEONARD J. TOCCI, individually          SELFIX, INC., a Delaware corporation

Leonard J. Tocci                        by: James R. Tennant
-----------------------------               --------------------------------
                                            James R. Tennant, President

                                        TAMOR PLASTICS CORP., a Massachusetts
                                        corporation

                                        By:  James R. Tennant
                                             -------------------------------
                                        Its: Chairman
                                             -------------------------------